Exhibit 6.1

SUBSCRIPTION AGREEMENT

Board of Directors of

REMEMBRANCE GROUP, INC.

365 5th Ave South, Suite 201

Naples, FL 34102

This Subscription Agreement (this “Agreement”) has been executed by each subscriber executing a counterpart signature page attached hereto and set forth on Schedule I (each, a “Subscriber”) in connection with the private placement (the “Offering”) of REMEMBRANCE GROUP, INC., a Delaware corporation (the “Company”). Pursuant to the Offering, the Company is seeking to raise up to Four Million, Eight Hundred Eighty-Four Thousand, Nine Hundred Ninety Nine Dollars and Eighty Four Cents ($4,884,999.84) through the sale of 4,361,607 shares of the Company’s Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B Convertible Preferred Stock”), at a purchase price of $1.12 per share (the “Purchase Price”), along with warrants (the “Warrants”) to purchase a number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that is equal to 25.11% of the number of shares of Series B Convertible Preferred Stock being issued to the Subscribers, to the respective persons and in the respective amounts set forth on Schedule I. Certain Subscribers will be paying the Purchase Price for the securities being purchased through the cancellation of Convertible Notes (as defined below) and the amount to be raised in the Offering referred to above includes deemed proceeds resulting from such conversion of the Convertible Notes.

Subscribers who previously purchased $1,600,000 in principal amount of the Company’s 12% convertible notes (the “Convertible Notes”) shall have the right to convert the Convertible Notes, along with accrued but unpaid interest, into approximately 1,683,036 shares of the Series B Convertible Preferred Stock, along with the corresponding amount of the Warrants, in this Offering, in lieu of paying the Purchase Price in cash.

The shares of Series B Convertible Preferred Stock and the Warrants being subscribed for pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is being made exclusively to a select few “accredited investors,” as defined in Regulation D under the Securities Act, known to the Company.

1. Subscription. Each undersigned Subscriber hereby subscribes to purchase the number of shares of Series B Convertible Preferred Stock and Warrants set forth on its respective signature page attached hereto, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein. The Company may accept subscriptions and deposit funds in its corporate account in one or several closings (each a “Closing”) that will occur on or before November 30, 2020, as such date may be extended by the Company in its sole discretion.

2. Payment. Each Subscriber who is purchasing shares of the Class B Convertible Preferred Stock and Warrants in this Offering for cash agrees to furnish the aggregate Purchase Price for the shares to the Company via wire transfer in the amount indicated on the signature page of this Agreement in accordance with the wire instructions furnished to the Subscriber; provided, however, that holders of Convertible Notes who are purchasing shares of the Class B Convertible Preferred Stock and Warrants in this Offering shall pay the Purchase Price through the conversion of the Convertible Notes pursuant to separate Conversion Agreements, dated on or about the date hereof, between such holders and the Company.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to each Subscriber the following:

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all requisite power and authority to carry on its business as currently conducted, other than such failures that would not reasonably be expected to have a material adverse effect on the Company’s business, properties or financial condition (a “Material Adverse Effect”).

(b) Authorization. As of the first Closing, all action on the part of the Company, its board of directors, officers and existing stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto and thereto, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(c) Capitalization. The Company is currently authorized to issue Forty Million (40,000,000) shares of Common Stock. Immediately prior to the initial closing of this Offering or the initial closing of the Company’s ongoing Series A Preferred Stock Regulation A offering (the “Series A Offering”), whichever comes first, the Company will file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation which will authorize Forty Million (40,000,000) shares of Common Stock and Ten Million (10,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). Of the Preferred Stock, 1,200,000 shares will be designated as Series A Preferred Stock, that number of shares being offered in the ongoing Series A Offering, and 4,500,000 shares will be designated as Series B Convertible Preferred Stock. As of the date of this Agreement, a total of 12,500,653 shares of the Company’s Common Stock are issued and outstanding. No shares of Preferred Stock are issued or outstanding. Additionally, there are (i) outstanding warrants to purchase 150,000 shares of Common Stock and (ii) the Convertible Notes which, along with accrued but unpaid interest, are expected to be converted into approximately 1,683,036 shares of Series B Convertible Preferred Stock as part of this Offering. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Offering. Other than indicated above, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Series B Convertible Preferred Stock in this Offering will not obligate the Company to issue shares of Series B Convertible Preferred Stock or other securities to any person (other than subscribers) and will not result in a right of any securityholder in Company securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company held by them.

(d) Valid Issuance of the Securities. The shares of Series B Convertible Preferred Stock, the Warrants and the shares of Common stock issuable upon conversion of the Series B Convertible Stock and exercise of the Warrants (together, the “Securities”), when issued, sold and delivered in accordance with the terms of this Agreement or of the relevant Securities, as applicable, for the consideration expressed herein and therein, shall be duly and validly issued.

(e) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the shares of Series B Convertible Preferred Stock being sold in this Offering, except for the following: (i) the filing of such notices as may be required under the Securities Act and (ii) the compliance with any applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

(f) Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened before any court, administrative agency or other governmental body against the Company which question the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which would reasonably be expected to have a Material Adverse Effect. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to have a Material Adverse Effect.

(g) No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Series B Convertible Preferred Stock or the Warrants by any form of general solicitation or general advertising (within the meaning of Regulation D).

4. Representations and Warranties of the Subscriber. Each Subscriber represents and warrants to the Company the following:

(a) The Subscriber has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and has carefully reviewed and understands the risks of, and other considerations relating to, the purchase of Series B Convertible Preferred Stock, including, without limitation, the risk factors related to the Company and businesses in this industry and the tax consequences of the investment, and has the ability to bear the economic risks of the investment. Specifically, the Subscriber acknowledges and confirms that the Subscriber has carefully reviewed the risk factors described in the Company’s offering circular filed with the U.S. Securities and Exchange Commission pursuant to Rule 253(g)(1) on June 4, 2020 (File No. 024-11179), which risk factors are incorporated herein by this reference.

(b) The Subscriber is acquiring the Series B Convertible Preferred Stock and the Warrants for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof, except for a resale or distribution that complies with the Securities Act and all other applicable state securities laws. The Subscriber understands and acknowledges that neither the Series B Convertible Preferred Stock nor the Warrants have been registered under the Securities Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Subscriber further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Series B Convertible Preferred Stock or the Warrants. The Subscriber understands and acknowledges that the Offering of the Series B Convertible Preferred Stock and the Warrants pursuant to this Agreement will not be registered under the Securities Act nor under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

(c) The Subscriber understands that no public market now exists, and there may never be a public market for, the Series B Convertible Preferred Stock or the Warrants.

(d) The Subscriber understands that neither the Series B Convertible Preferred Stock nor the Warrants carry voting rights and that the subscriber will only be entitled to voting rights as a holder of Common Stock if and when the Series B Convertible Preferred Stock is converted into, and/or the Warrants are exercised for, Common Stock.

(e) The Subscriber understands that the Series B Convertible Preferred Stock will rank senior to the Series A Preferred Stock that will be issued if and when there is a closing of the Series A offering.

(f) The Subscriber has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management. The Subscriber understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control.

(g) As of the Closing, all action on the part of Subscriber, and its officers, directors and partners, if applicable, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Subscriber hereunder and thereunder shall have been taken, and this Agreement, assuming due execution by the parties hereto, constitutes valid and legally binding obligations of the Subscriber, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

(h) The Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

(i) The Subscriber or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

(j) The Subscriber has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Series B Convertible Preferred Stock and Warrants and could afford complete loss of such investment.

(k) The Subscriber is not subscribing for Series B Convertible Preferred Stock and Warrants as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Subscriber in connection with investments in securities generally.

(l) All of the information that the Subscriber has heretofore furnished or which is set forth herein is correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to the admission of the undersigned to the Company, the Subscriber will immediately furnish revised or corrected information to the Company.

(m) The Subscriber acknowledges that the Company has engaged Wilmington Securities, LLC, a FINRA member and SEC registered broker-dealer, to act as placement agent in connection with the Offering and to facilitate the conversion of the Convertible Notes. In consideration for the services provided by Wilmington Securities, LLC, the Company will pay to Wilmington at the Closing a cash fee that is equal to six percent (6%) of the gross proceeds of the Offering, excluding, however, the deemed proceeds resulting from the conversion of the Convertible Notes.

5. Transfer Restrictions. The Subscriber acknowledges and agrees as follows:

(a) The Securities will not be registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(a)(2) thereof; the Company does not intend to register any of the Securities under the Securities Act at any time in the future.

(b) The Subscriber understands that the certificates representing Securities, until such time as they have been registered under the Securities Act, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

(c) No governmental agency has passed upon the Series B Convertible Preferred Stock or the Warrants or made any finding or determination as to the wisdom of any investments therein.

6. Closing Not Conditioned on Raising any Minimum Amount. The closing of this Offering is NOT conditioned on the Company raising any minimum amount of funds. The Company intends to immediately deposit any checks received or seek to have Subscribers wire subscription funds into its bank account so that such funds may immediately be used by the company for general corporate and working capital purposes. Any funds deposited will be immediately available to the Company and subject to the claims of Company creditors.

7. Modification. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

8. Notices.

(a) Form of Notice. All notices, requests, claims, demands and other communications between the parties shall be in writing and given (a) if to the Company, at the address set forth above, or (b) if to a Subscriber, at the address set forth on the signature page for such Subscriber (or, in either case, to such other address as the party shall have furnished to the other in writing in accordance with the provisions of this Section 8).

(b) Method of Notice. All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified in this Agreement or such other address as either party may specify in writing.

(c) Receipt of Notice. All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

9. Assignability. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Subscriber and the transfer or assignment of the Series B Convertible Preferred Stock or the Warrants shall be made only in accordance with the Articles of Incorporation and Bylaws of the Company and all applicable laws.

10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles thereof relating to the conflict of laws.

11. “Piggyback” Registration Rights.

(a) Grant of Right. If the Company allows the inclusion of any shares of Common Stock held by a shareholder in a public offering registered under Section 5 of the Securities Act (other than in connection with registrations on Form S-4 or S-8 or any successor or similar forms), Subscribers shall be entitled to include the shares of Common Stock into which the shares of Series B Convertible Preferred Stock are convertible (the “Registrable Securities”) in such offering on a pro rata basis, provided that the aggregate amount to be included shall be at the discretion of the Company and the managing underwriter for such public offering. In order to participate in the public offering, each Subscriber must provide such information and execute such agreements and other documents as may be required of selling shareholders in the public offering by the Company and the managing underwriter.

(b) Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, but the Subscribers shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Subscribers to represent them in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the holders shall continue to be given for each registration statement filed by the Company during the two (2) year period following the date of the initial Closing until such time as all of the Registrable Securities have been sold by the holder. The holders of the Registrable Securities shall exercise the “piggyback” rights provided for herein by giving written notice within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Agreement, there shall be no limit on the number of times the Subscriber may request registration under this Section 11; provided, however, that such registration rights shall terminate on the second anniversary of the date of the initial Closing.

12. “Market Stand-Off” Agreement. Each Subscriber agrees that such Subscriber shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Subscriber during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), provided that all officers and directors of the Company are bound by and have entered into similar agreements. Each Subscriber agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the Subscriber’s obligations under this Section 12 or that are necessary to give further effect to this Section 12. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Subscriber shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Act. The obligations described in this Section 12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

13. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the Subscribers and the Company with respect to the Offering and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b) The representations and warranties of the Company and each Subscriber made in this Agreement shall survive the execution and delivery hereof and delivery of the Series B Convertible Preferred Stock.

(c) Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

(d) This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e) Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(f) Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(g) The Subscriber hereby agrees to furnish the Company such other information as the Company may request with respect to its subscription hereunder.

[Signature Pages Follow]

SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the Subscriber hereby executes this Subscription Agreement, as of November 13, 2020.

Cash Payment Subscription Amount: $

Number of Warrants:

SUBSCRIBER

Print Name

Signature

Name of Signatory (if an entity)

Title of Signatory (if an entity)

Address:

E-mail Address: ______________________

Agreed to and accepted as of ____________________.

REMEMBRANCE GROUP, INC.

By:
Name:	Dennis L. Smith
Title:	Chief Executive Officer

SCHEDULE I

(Subscribers)

Name	Address	Number of Shares of Series B Convertible Preferred Stock Purchased	Number of Warrant Shares	Aggregate Purchase Price

TOTAL